 Exhibit 10.11

PERSHING SQUARE CAPITAL MANAGEMENT, L.P.

FOURTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP

Dated as of [•]

-i-

ARTICLE VIII GENERAL RIGHTS AND OBLIGATIONS OF PARTNERS AND OFFICERS		19
8.1	Limitation of Liability	19
8.2	Indemnification	20
8.3	Lack of Authority	20
8.4	No Right of Partition	21
8.5	Partner’s Right to Act	21
8.6	Investment Opportunities and Conflicts of Interest	21

ARTICLE IX BOOKS, RECORDS, ACCOUNTING AND REPORTS		21
9.1	Records and Accounting	21
9.2	Fiscal Year	21
9.3	Reports	21

ARTICLE X TAX MATTERS		22
10.1	Preparation of Tax Returns	22
10.2	Tax Elections	22
10.3	Tax Controversies	23
10.4	Tax Information	24

ARTICLE XI TRANSFER OF INTERESTS		24
11.1	Transfers by Partners	24
11.2	Tax Restriction on Transfer	25
11.3	Transfer Fees and Expenses	25
11.4	Void Transfers	25
11.5	Effect of Assignment	25
11.6	Substituted Partners	25

ARTICLE XII DISSOLUTION AND LIQUIDATION		26
12.1	Dissolution	25
12.2	Liquidation and Termination	26
12.3	Cancellation of Certificate	25
12.4	Reasonable Time for Winding Up	27
12.5	Return of Capital	27

ARTICLE XIII VALUATION		27
13.1	Determination	27

ARTICLE XIV GENERAL PROVISIONS		28
14.1	Power of Attorney	28
14.2	Amendments	28
14.3	Title to Partnership Assets	28
14.4	Confidentiality	28
14.5	Arbitration	29
14.6	Successors and Assigns	29
14.7	Severability	29
14.8	Descriptive Headings; Interpretation	29

-ii-

14.9	Addresses and Notices	30
14.10	Creditors	30
14.11	Waiver	30
14.12	Further Action	30
14.13	Offset	30
14.14	Entire Agreement	31
14.15	Method of Delivery	31
14.16	Survival	31
14.17	Applicable Law	31
14.18	Counterparts	31

-iii-

PERSHING SQUARE CAPITAL MANAGEMENT, L.P.
FOURTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP

This FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”), as of [•], of Pershing Square Capital Management, L.P., a Delaware limited partnership (the “Partnership”), is entered into by and among PS Management GP, LLC, a Delaware limited liability company, as general partner (the “General Partner”), Pershing Square Inc., a Nevada corporation (“PSI”), as the sole Preferred Limited Partner (the “Preferred Limited Partner”), and PS CompCo, LLC, a Delaware limited liability company (“CompCo”), as the sole Subordinated Limited Partner (the “Subordinated Limited Partner” and, together with the Preferred Limited Partner, in their capacity as limited partners of the Partnership, the “Limited Partners”).

WHEREAS, the General Partner and an initial limited partner entered into the agreement of limited partnership of the Partnership, dated December 23, 2003 (the “Original Agreement”), and formed the Partnership in accordance with the Delaware Revised Uniform Limited Partnership Act (6 Del. C. §17-101, et seq.), as amended from time to time (the “Delaware Act”);

WHEREAS, the Original Agreement was amended and restated on October 14, 2004 (“First Amended and Restated Agreement”);

WHEREAS, the First Amended and Restated Agreement was amended and restated on January 1, 2005 (“Second Amended and Restated Agreement”);

WHEREAS, the Second Amended and Restated Agreement was amended and restated on May 31, 2024 (“Third Amended and Restated Agreement”);

WHEREAS, immediately prior to the adoption of this Agreement, Pershing Square Intermediate Holdings, LLC, a Delaware limited liability company (“Intermediate Holdings”) and wholly owned subsidiary of PSI, was the sole limited partner of the Partnership and merged with and into PSI with PSI as the surviving entity, upon which PSI succeeded to Intermediate Holdings’ interests in the Partnership;

WHEREAS, in connection with the adoption of this Agreement, that certain Amended & Restated Variable Compensation Agreement, dated March 3, 2026, (the “Variable Compensation Agreement”), by and among the Partnership, CompCo and PSI, was terminated;

WHEREAS, the Partners and the Partnership desire to (i) convert all of the outstanding limited partner interests held by PSI immediately prior to the adoption of this Agreement into a new class of limited partner interests in the Partnership known as Preferred Limited Partnership Interests, (ii) designate a new class of limited partner interests in the Partnership as Subordinated Limited Partner Interests, to be held by the Subordinated Limited Partner and (iii) further amend and restate the Third Amended and Restated Agreement to incorporate certain terms of the Variable Compensation Agreement;

WHEREAS, the Partners of the Partnership desire to amend and restate the Third Amended and Restated Agreement by setting forth the terms and conditions of their agreement in this Agreement, which shall replace and supersede the Third Amended and Restated Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1          Certain Definitions. Capitalized terms used but not otherwise defined herein shall have the following meanings:

“1940 Act” means the Investment Company Act of 1940, as amended from time to time.

“Affiliate” (a) as to any Person, means any other Person that, directly or indirectly, through one or more intermediaries, is in control of, is controlled by, or is under common control with, such Person or (b) as to any Person that is a natural Person, means any such Person’s spouse, parents, children and siblings, whether by blood, adoption or marriage, or any trust or similar entity for the benefit of any of the foregoing Persons. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. Notwithstanding anything to the contrary, no Funds or other client of the Partnership will be deemed an Affiliate of the Partnership, the General Partner, or any Affiliate of the Partnership.

“Agreement” has the meaning set forth in the Preamble.

“Assignee” means a Person to whom an Interest has been transferred in accordance with the terms of this Agreement and the other agreements contemplated hereby, but who has not become a Substituted Partner pursuant to Section 11.6.

“Available Cash” means as of any date, the excess of cash and cash equivalent items held by the Partnership net of (i) current liabilities of the Partnership and its Subsidiaries, (ii) reserves for expenses, liabilities, obligations and commitments of the Partnership and its Subsidiaries (whether fixed or contingent) as the General Partner reasonably determines to be necessary, (iii) reserves for General Partner Expenses, (iv) reserves for bona fide new business (including seed capital for new Funds) and (v) reserves for the payment of the Preferred Performance Allocation or Subordinated Performance Allocation, as applicable.

“Book Value” means, with respect to any Partnership property, the Partnership’s adjusted basis for federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treasury Regulation Section l.704-l(b)(2)(iv)(d)-(g).

“Capital Account” has the meaning set forth in Section 4.1(a).

“Capital Contributions” means any cash, cash equivalents, promissory obligations, or the fair market value of other property which a Partner contributes or is deemed to have contributed to the Partnership with respect to any Interest.

“Certificate” means the Partnership’s Certificate of Formation, dated as of December 12, 2003, as filed with the Secretary of State of Delaware.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“CompCo” has the meaning set forth in the Preamble.

“Crystallization Period” means, with respect to any payment or accrual of Performance Fees from any Preference-Paying Fund, the period of time with respect to which such Performance Fees were determined in accordance with the Fund Documents of such Preference-Paying Fund.

“Cumulative Unallocated Other Preference Amount” has the meaning set forth in Section 5.2(a)(ii).

“Cumulative Unallocated PSH Preference Amount” has the meaning set forth in Section 5.2(a)(i).

“Delaware Act” has the meaning set forth in the Recitals.

“Distribution” means each distribution (including Profit Distributions) made by the Partnership to a Partner, whether in cash, property, or securities of the Partnership and whether by liquidating distribution, redemption, repurchase, or otherwise; provided that none of the following shall be deemed a Distribution: (a) any recapitalization or exchange or conversion of an Interest, and any subdivision (by split or otherwise) or any combination (by reverse split or otherwise) of any Interest, and (b) any redemption or repurchase by the Partnership of an Interest.

“Event of Withdrawal” means the death, retirement, resignation, expulsion, bankruptcy, or dissolution of a Partner or the occurrence of any other event that terminates the continued membership of a Partner in the Partnership.

“First Amended and Restated Agreement” has the meaning set forth in the Recitals.

“Fiscal Period” means any interim accounting period within a Taxable Year established by the General Partner and which is permitted or required by Code Section 706.

“Fiscal Year” means the Partnership’s annual accounting period established pursuant to Section 9.2.

“FOA” means the fee offset arrangement set forth under Section 9 of the Amended and Restated Investment Management Agreement by and between PSH and the Partnership, dated as of August 5, 2025 (as amended from time to time), and referred to therein as the “Additional Reduction.”

“Fund Documents” means, with respect to any Fund, the Organizational Documents of such Fund, any investment management agreement or any other agreement between such Fund (or its general partner, managing member, trustee or other person functioning in a similar capacity) and any Pershing Square Management Company.

“Funds” means any existing and future investment vehicles (including without limitation any registered funds, private funds or co-investment vehicles), managed accounts or other investment schemes for which a Pershing Square Management Company provides investment advisory services, and “Fund” means any one of the foregoing.

“General Partner” has the meaning set forth in the Preamble.

“General Partner Expenses” has the meaning set forth in Section 7.3.

“Imputed Underpayment” has the meaning set forth in Section 10.3.

“Indemnifiable Losses” has the meaning set forth in Section 8.2(a).

“Indemnified Person” has the meaning set forth in Section 8.2(a).

“Interest” means a Partner’s limited partnership interest in the Partnership at any particular time, including a Partner’s share of the profits and losses of the Partnership and right to receive distributions of the Partnership’s assets, and all other benefits to which a Partner may be entitled, all in accordance with the provisions of this Agreement and the Delaware Act, together with the obligations of such Partner to comply with all the terms and provisions of this Agreement.

“Intermediate Holdings” has the meaning set forth in the Preamble.

“IRS” means the Internal Revenue Service of the United States.

“Limited Partner” has the meaning set forth in the Preamble.

“Liquidation Assets” has the meaning set forth in Section 12.2(b).

“Liquidation FMV” has the meaning set forth in Section 12.2(b).

“Liquidation Statement” has the meaning set forth in Section 12.2(b).

“Management Fees” with respect to any Fund shall have the meaning ascribed to such term in such Fund’s investment management agreement with a Pershing Square Management Company.

“Marketable Security” means any security that (a) is traded on an established national or international securities exchange, quoted in the NASDAQ National Market (or any successor thereto) or on any national or international automated interdealer quotation system, (b) the General Partner reasonably believes is eligible for immediate sale by each Partner to which such security is distributed (assuming that the Partner is not an affiliate of the issuer of such security) pursuant to a registration statement effective under the Securities Act, Rule l 44(k) under the Securities Act or other similar provision then in force and (c) is not subject to any contractual or regulatory restriction on transfer (other than any restrictions that are applicable to any Partner other than solely as a result of such Partner’s interest in the Partnership).

“Offsettable Management Fees” means, with respect to any Fund for any Crystallization Period of PSH, the portion of the Management Fees of such Fund that is available to offset any Performance Fees of PSH in accordance with the FOA (whether or not a sufficient amount of Performance Fees of PSH were actually earned to fully utilize such offset). For clarity, Pershing Square USA, Ltd. is expected to generate Offsettable Management Fees following the launch of such fund, and as of the date hereof no other Fund generates Offsettable Management Fees.

“Offsettable Performance Fees” means, with respect to any Preference-Paying Fund for any Crystallization Period of its own or of PSH, as applicable, the portion of the Performance Fees of such Preference-Paying Fund that is available to offset any Performance Fees of PSH in accordance with the FOA (whether or not a sufficient amount of Performance Fees of PSH were actually earned to fully utilize such offset). For clarity, as of the date hereof, the sole Preference-Paying Fund that generates Offsettable Performance Fees is Pershing Square International, Ltd., a Cayman Islands exempted company.

“Original Agreement” has the meaning set forth in the Recitals.

“Other Business” has the meaning set forth in Section 8.6.

“Other Preference-Paying Fund” means any Preference-Paying Fund other than PSH.  For clarity, as of the date hereof, the sole Other Preference-Paying Fund is Pershing Square International, Ltd.

“Other Preference Amount” means, with respect to any Other Preference-Paying Fund for any Crystallization Period, an amount equal to (i) the Performance Fees that would have been earned if such Preference-Paying Fund had experienced a net of Management Fee return of five percent (5%) per annum on such Preference-Paying Fund’s Performance Benchmark Amount minus (ii) the Offsettable Performance Fees derived from such Preference-Paying Fund. By way of example as of the date hereof, Pershing Square International, Ltd., which pays the Partnership a 20% Performance Fee, of which 20% of the Performance Fee is an Offsettable Performance Fee pursuant to the FOA, the Other Preference Amount would represent 0.8% of Pershing Square International, Ltd.’s Performance Benchmark Amount (equivalent to the product of 80% * 20% * 5%).

“Partner” means the General Partner and each Limited Partner.

“Partnership” has the meaning set forth in the Preamble.

“Partnership Percentage” means, (i) with respect to a Preferred Limited Partner, such Preferred Limited Partner’s Preferred Partnership Percentage and (ii) with respect to a Subordinated Limited Partner, such Subordinated Limited Partner’s Subordinated Partnership Percentage. For the avoidance of doubt, the General Partner’s Partnership Percentage shall be 0%.

“Performance Benchmark Amount” with respect to any Preference-Paying Fund equals, with respect to any Crystallization Period, the aggregate “high water mark” of the individual fee-paying investors, series or classes of shares as of the start of such Crystallization Period, as determined in accordance with the Fund Documents of the Preference-Paying Fund; provided, that if the Fund Documents do not provide for a “high water mark”, then the Performance Benchmark Amount shall equal the weighted average baseline value (e.g., beginning balance or other relative value of assets) relative to which the Preference-Paying Fund’s gains or profits are calculated for purposes of determining Performance Fees with respect to such Crystallization Period, as set forth in the Fund Documents of such Preference-Paying Fund.

“Performance Fees” with respect to any Preference-Paying Fund shall have the meaning ascribed to such term in its Fund Documents, and shall also include any term(s) within such Fund Documents that refer to any Pershing Square Management Company’s entitlement to an incentive fee, promote, or performance allocation.

“Pershing Square Management Company” means the Partnership and any Affiliate thereof that provides investment management, investment advisory or similar services (including on a sub-advisory basis, and without regard to asset class or strategy) and/or receives compensation for such services. For the avoidance of doubt, CompCo shall not be deemed to be a Pershing Square Management Company for purposes of this Agreement.

“Person” means an individual, partnership (general, limited or limited liability), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture or an unincorporated organization.

“Preference-Paying Funds” means any Funds that have Performance Fees, but excluding (i) Pershing Square, L.P., a Delaware private fund, (ii) Howard Hughes Holdings Inc., a Delaware corporation, and (iii) any Fund that provides in its Fund Documents for payment directly to CompCo (or otherwise not through the Partnership) of an economic equivalent of Subordinated Performance Allocations.

“Preferred Limited Partner” has the meaning set forth in the Preamble.

“Preferred Limited Partnership Interests” means the Preferred Limited Partnership Interests described in Section 3.1 and, with respect to any Preferred Limited Partner, means the Partnership Interest held by such Preferred Limited Partner in its capacity as a Preferred Limited Partner, as set forth in the Register, as may be amended from time to time in accordance with this Agreement.

“Preferred Partnership Percentage” means, with respect to a Preferred Limited Partner, the percentage set forth under the column designated “Preferred Partnership Percentage” in the Register, as may be amended from time to time in accordance with this Agreement. The sum of the Preferred Partnership Percentages of the Preferred Limited Partners at all times shall be 100%. For the avoidance of doubt, the General Partner’s Preferred Partnership Percentage shall be 0%.

“Preferred Performance Allocation” has the meaning set forth in Section 5.2(a).

“Profit Distribution” means each distribution made by the Partnership to a Partner pursuant to Section 6.2.

“PSH” means Pershing Square Holdings, Ltd., a Guernsey limited liability company.

“PSH Preference Amount” means, with respect to PSH for any Crystallization Period, an amount equal to (i) the Performance Fee (which is 16% as of the date hereof) that would have been earned if PSH had experienced a net of Management Fee return of five percent (5%) per annum on such Fund’s Performance Benchmark Amount, and ignoring for this purpose any reduction to such Performance Fee by the FOA, minus (ii) the Offsettable Management Fees.  By way of example as of the date hereof, clause (i) of this definition of “PSH Preference Amount” would represent 0.80% of PSH’s Performance Benchmark Amount (equivalent to the product of 16% and 5%)).

“PSI” has the meaning set forth in the Preamble.

“Register” has the meaning set forth in Section 2.5.

“Rules” has the meaning set forth in Section 14.5.

“Second Amended and Restated Agreement” has the meaning set forth in the Recitals.

“Specific Preference Amount” means (i) with respect to PSH, the PSH Preference Amount and (ii) with respect to any Other Preference-Paying Fund, such Fund’s Other Preference Amount.

“Specified Rate” means the highest maximum combined marginal federal, state, and local income tax rate applicable to an individual Partner resident in New York City (taking into account the deductibility of state and local income taxes for federal income tax purposes to the extent applicable), as determined by the General Partner in its sole discretion.

“Subordinated Limited Partner” has the meaning set forth in the Preamble.

“Subordinated Limited Partnership Interests” means the Subordinated Limited Partnership Interests described in Section 3.1 and, with respect to any Subordinated Limited Partner, means the Partnership Interest held by such Subordinated Limited Partner in its capacity as a Subordinated Limited Partner, as set forth in the Register, as may be amended from time to time in accordance with this Agreement.

“Subordinated Partnership Percentage” means, with respect to a Subordinated Limited Partner, the percentage set forth under the column designated “Subordinated Partnership Percentage” in the Register, as may be amended from time to time in accordance with this Agreement. The sum of the Subordinated Partnership Percentages of the Subordinated Limited Partners at all times shall be 100%. For the avoidance of doubt, the General Partner’s Subordinated Partnership Percentage shall be 0%.

“Subordinated Performance Allocation” has the meaning set forth in Section 5.2(b).

“Subsidiary” with respect to any Person that is a legal entity, means any other Person that is a legal entity of which at least a majority of the outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned or controlled, directly or indirectly, by such first Person or one or more of the other Subsidiaries of such first Person or a combination of any of the foregoing. Notwithstanding anything to the contrary, no Funds or other clients of the Partnership, and any portfolio companies thereof, will be deemed a Subsidiary of the Partnership, the General Partner, or any affiliate of the Partnership.

“Substituted Partner” means a Person that is admitted as a Partner to the Partnership pursuant to Section 11.6.

“Tax Advance” has the meaning set forth in Section 10.5.

“Taxable Year” means the Partnership’s accounting period for federal income tax purposes determined pursuant to Section 10.2.

“Third Amended and Restated Agreement” has the meaning set forth in the Recitals.

“Transfer” means any sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or other direct or indirect disposition or encumbrance of an Interest (including any interest in profits or losses of or distributions made by the Partnership), whether voluntary or involuntary, by operation of law or otherwise. The terms “Transferee,” “Transferred,” and other forms of the word “Transfer” shall have correlative meanings.

“Treasury Regulations” means the income tax regulations promulgated under the Code and effective as of the date hereof. Such term shall, at the General Partner’s sole discretion, be deemed to include any future amendments to such regulations and any corresponding provisions of succeeding regulations (whether or not such amendments and corresponding provisions are mandatory or discretionary; provided, however, that if they are discretionary, the term “Treasury Regulations” shall not include them if including them would have a material adverse effect on any Partner).

“Variable Compensation Agreement” has the meaning set forth in the Recitals.

ARTICLE II
ORGANIZATIONAL MATTERS

2.1          Agreement of Limited Partnership.

(a)         The Partners hereby continue the Partnership as a limited partnership formed pursuant to the provisions of the Delaware Act. The Partners hereby agree that, from and after the date of this Agreement during the remaining term of the Partnership set forth in Section 2.6, the rights and obligations of the Partners with respect to the Partnership will be determined in accordance with:

(i)          the terms and conditions of this Agreement, and

(ii)       the Delaware Act, except where the Delaware Act provides that such rights and obligations specified in the Delaware Act shall apply “unless otherwise provided in a partnership agreement” or words of similar effect and such rights and obligations are set forth in this Agreement; provided that, for the avoidance of doubt, no appraisal rights shall be available under this Agreement or the Delaware Act pursuant to Section 17-212 of the Delaware Act.

2.2        Name. The name of the Partnership shall be “Pershing Square Capital Management, L.P.” The General Partner in its sole discretion may change the name of the Partnership at any time and from time to time. Notification of any such change shall be given to the Limited Partners. The Partnership’s business may be conducted under its name and/or any other name or names deemed advisable by the General Partner.

2.3         Purpose. The purpose and business of the Partnership shall be to engage in any lawful act or activity which may be conducted by a limited partnership formed pursuant to the Delaware Act and all activities necessary or incidental to the foregoing, including acting as an investment adviser and as a general partner to investment funds.

2.4         Principal Office; Registered Office. The principal office of the Partnership shall be located at 787 Eleventh Avenue, 9th Floor, New York, New York 10019, or at such other place as the General Partner may from time to time designate, and all business and activities of the Partnership shall be deemed to have occurred at its principal office. Notification of any such change shall be given to the Limited Partners. The address of the registered office of the Partnership in the State of Delaware shall be c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be Corporation Service Company. The Partnership may maintain offices at such other place or places and employ such other registered agents as the General Partner deems advisable.

2.5        Register. The General Partner shall cause to be maintained in the principal office of the Partnership a register containing the name, amount of Capital Contribution, the Partnership Percentage of each Partner and such other information as the General Partner may deem necessary or desirable (the “Register”). The Register shall not be, and shall not be deemed to be, a part of this Agreement. The General Partner shall from time to time update the Register as necessary to accurately reflect the information therein. Any reference in this Agreement to the Register shall be deemed a reference to the Register as in effect from time to time. Subject to the terms of this Agreement, the General Partner may take any action authorized hereunder in respect of the Register without any need to obtain the consent of the Limited Partners.

2.6         Term. The term of the Partnership commenced upon the filing of the Certificate in accordance with the Delaware Act and shall continue in existence until termination and dissolution thereof in accordance with the provisions of Article XII.

ARTICLE III
PARTNERS AND PARTNERSHIP INTERESTS

3.1          Classes of Limited Partnership Interests.

(a)        The Partnership shall have two classes of limited partnership interests: Preferred Limited Partnership Interests and Subordinated Limited Partnership Interests.

(b)       Holders of the Preferred Limited Partnership Interests shall be entitled to (i) share in the Partnership income, gain, loss, deduction, and credit as provided in Article V and (ii) such distributions made pursuant to Article VI in the amounts and priorities as set forth in such Article. Holders of the Preferred Limited Partnership Interests shall not be entitled to any voting, consent, participation or other rights except as are set forth in this Agreement or as applicable to limited partners under the Delaware Act or other applicable law. The initial sole Preferred Limited Partner shall be PSI.

(c)       Holders of the Subordinated Limited Partnership Interests shall be entitled to (i) share in the Partnership income, gain, loss, deduction, and credit as provided in Article V and (ii) such distributions made pursuant to Article VI in the amounts and priorities as set forth in such Article. Holders of the Subordinated Limited Partnership Interests shall not be entitled to any voting, consent, participation or other rights except as are set forth in this Agreement or as applicable to limited partners under the Delaware Act or other applicable law. The initial sole Subordinated Limited Partner shall be CompCo. Subordinated Limited Partnership Interests are intended to constitute “profits interests” within the meaning of Internal Revenue Service Rev. Proc. 93-27 and 2001-43, and each Partner agrees to treat such Subordinated Limited Partnership Interests in a manner consistent with such characterization.

3.2          Partners.

(a)        The name of each Partner and other information as provided in Section 2.5 shall be set forth in the Register, as amended from time to time in accordance with this Agreement.

(b)       When a person is admitted as a Substituted Partner in accordance with the provisions of this Agreement, the General Partner shall add the name of such Person, along with the information to be provided for each Partner in accordance with Section 2.5, to the Register.

ARTICLE IV
CAPITAL ACCOUNTS

4.1          Capital Accounts.

(a)        A capital account (“Capital Account”) shall be maintained for each Partner in accordance with Code Section 704(b) and Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations.

(b)        Each Partner’s Capital Account shall be:

(i)          Increased by (A) such Partner’s Capital Contributions to the Partnership pursuant to the terms of this Agreement and (B) all profits allocated to such Partner pursuant to Section 4.6;

(ii)         Decreased by (A) such amount of cash or fair market value of any property (net of liabilities assumed by such Partner and the liabilities to which such property is subject) distributed by the Partnership to such Partner pursuant to Article XII or Article VI and (B) all losses allocated to such Partner pursuant to Section 4.6; and

(iii)      Adjusted and maintained in accordance with the intended economic effect of this Agreement and as otherwise required by the Code and the regulations thereunder, including but not limited to, the rules of Treasury Regulation Section 1.704- 1(b)(2)(iv).

(c)          For purposes of computing the amount of any item of Partnership income, gain, loss, or deduction to be allocated pursuant to Section 4.6 and to be reflected in the Capital Accounts, the determination, recognition, and classification of any such item shall be the same as its determination, recognition, and classification for federal income tax purposes (including any method of depreciation, cost recovery, or amortization used for this purpose); provided that:

(i)         The computation of all items of income, gain, loss, and deduction shall include those items described in Code Section 705(a)(l)(B) or Code Section 705(a)(2)(B) and Treasury Regulation Section l.704-l(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for federal income tax purposes.

(ii)        If the Book Value of any Partnership property is adjusted pursuant to Treasury Regulation Section 1.704- l(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property.

(iii)       Items of income, gain, loss, or deduction attributable to the disposition of any Partnership property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.

(iv)       Items of depreciation, amortization, and other cost recovery deductions with respect to any Partnership property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulation Section l.704- l(b)(2)(iv)(g).

(v)         To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section l.704-l(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

4.2        Negative Capital Accounts. Except as otherwise provided in Section 6.4, no Partner shall be required to pay to any other Partner or the Partnership any deficit or negative balance which may exist from time to time in such Partner’s Capital Account (including upon and after dissolution of the Partnership).

4.3        No Withdrawal. No Partner shall be entitled to withdraw any part of such Person’s Capital Contributions or Capital Account or to receive any Distribution from the Partnership, except as expressly provided herein or in the other agreements referred to herein.

4.4         Transfers. A Transferee of all (or any portion) of an Interest shall succeed to the Capital Account (or portion of the Capital Account) attributable to such Transferred Interest (or portion thereof).

4.5          Loans From Partners. Loans by Partners to the Partnership shall not be considered Capital Contributions. If any Partner shall loan funds to the Partnership in excess of the amounts required hereunder to be contributed by such Partner to the capital of the Partnership, the making of such loans shall not result in any increase in the amount of the Capital Account of such Partner. The amount of any such loans shall be a debt of the Partnership to such Partner and shall be payable or collectible in accordance with the terms and conditions upon which such loans are made.

4.6        Book Allocations. The Partnership’s profits and losses (as determined for the purposes of Section 704(b) of the Code) shall be allocated in a manner intended to achieve the economic results contemplated by Article V and Article VI of this Agreement. Notwithstanding the other provisions in this Article IV, Article V and Article VI, the General Partner shall be authorized to make, in its reasonable discretion, appropriate adjustments to the allocations of the Partnership’s profits and losses (and individual items of income, gain, loss, deduction and credit) pursuant to this Agreement (i) in order to comply with Section 704 of the Code or applicable Treasury Regulations, (ii) to allocate properly profits and losses (and individual items of income, gain, loss, deduction and credit) to those Partners that bear the economic burden or benefit associated therewith and (iii) to cause the Partners to achieve the objectives underlying this Agreement as reasonably determined by the General Partner. This Agreement shall be deemed to include “qualified income offset,” “minimum gain chargeback” and “partner nonrecourse minimum gain chargeback” provisions within the meaning of the Treasury Regulations under Code Section 704(b). In furtherance of such objectives, and for the avoidance of doubt, the General Partner is authorized to make allocations of profit or loss to the Partners to the extent and in the manner required by such provisions.

4.7          Tax Allocations.

(a)        The income, gains, losses, deductions, and credits of the Partnership will be allocated, for federal, state, and local income tax purposes, among the Partners in accordance with the allocation of such income, gains, losses, deductions, and credits among the Partners for computing their Capital Accounts; except that, if any such allocation is not permitted by the Code or other applicable law, then the Partnership’s subsequent income, gains, losses, deductions, and credits will be allocated among the Partners so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b)       If the Book Value of any Partnership asset is adjusted pursuant to the requirements of Treasury Regulation Section l.704-l(b)(2)(iv)(e) or (f), then subsequent allocations of items of taxable income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).

(c)       Allocations pursuant to this Section 4.7 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or Interest, or other Partnership items pursuant to any provision of this Agreement.

ARTICLE V
ALLOCATIONS

5.1          Allocations of Profits and Losses. Subject to Section 5.2, the Partnership’s profits and losses shall be allocated to the Preferred Limited Partner.  For the avoidance of doubt, such profits shall include all proceeds received by the Partnership from sources other than the Preference-Paying Funds.

5.2          Special Allocations. The Preferred Limited Partner and Subordinated Limited Partner shall be entitled to the following special allocations of the Partnership’s profits:

(a)       Special Allocations to Preferred Limited Partner. The Preferred Limited Partner shall be allocated a portion of the Partnership’s profits from Preference-Paying Funds (the “Preferred Performance Allocation”) in an amount equal to the sum of:

(i)       with respect to each Crystallization Period for PSH, an amount equal to the lesser of (x) the PSH Preference Amount as of the end of such Crystallization Period plus any Cumulative Unallocated PSH Preference Amount and (y) the aggregate amount of (1) any Performance Fees that the Partnership received from PSH for such Crystallization Period and (2) any Offsettable Performance Fees that the Partnership received for such Crystallization Period; provided that, (I) any portion of the PSH Preference Amount with respect to any Crystallization Period that is not allocated to the Preferred Limited Partner in accordance with this Section 5.2(a)(i) (i.e., the amount for which clause (x) exceeds clause (y)) shall, until so allocated, accumulate and increase the amount to be allocated to the Preferred Limited Partner under clause (x) of this Section 5.2(a)(i) for purposes of subsequent Crystallization Periods (the “Cumulative Unallocated PSH Preference Amount”), and (II) any amount which is allocated to a Preferred Limited Partner in respect of the Cumulative Unallocated PSH Preference Amount (under either clause (x) or (y) hereof) shall reduce the Cumulative Unallocated PSH Preference Amount for purposes of subsequent Crystallization Periods; plus

(ii)        with respect to each Crystallization Period for each Other Preference-Paying Fund, an amount equal to the lesser of (x) the Other Preference Amount as of the end of such Crystallization Period plus any Cumulative Unallocated Other Preference Amount and (y) the aggregate amount of Performance Fees that the Partnership received from the applicable Preference-Paying Fund (net of the Offsettable Performance Fees that the Partnership received with respect to such Preference-Paying Fund) for such Crystallization Period; provided that, (I) any portion of the Other Preference Amount for a Preference-Paying Fund that is not allocated to the Preferred Limited Partner in accordance with this Section 5.2(a)(ii) (i.e., the amount for which clause (x) exceeds clause (y)) shall, until so allocated, accumulate and increase the amount to be allocated to the Preferred Limited Partner under clause (x) of this Section 5.2(a)(ii) for purposes of subsequent Crystallization Periods (the “Cumulative Unallocated Other Preference Amount”), and (II) any amount which is allocated to a Preferred Limited Partner in respect of the Cumulative Unallocated Other Preference Amount (under either clause (x) or (y) hereof) shall reduce the Cumulative Unallocated Other Preference Amount for purposes of subsequent Crystallization Periods.

(b)       Special Allocations to Subordinated Limited Partner. The Subordinated Limited Partner shall be allocated a portion of the Partnership’s profits from Preference-Paying Funds (the “Subordinated Performance Allocation”) equal to the sum of:

(i)        with respect to each Crystallization Period for PSH, the aggregate of (i) any Performance Fees that the Partnership received from PSH for such Crystallization Period and (ii) any Offsettable Performance Fees that the Partnership received for such Crystallization Period, but solely to the extent such aggregate amount exceeds the Preferred Performance Allocation allocated to the Preferred Limited Partner with respect to such Crystallization Period for PSH as set forth in Section 5.2(a)(i); plus

(ii)       with respect to each Crystallization Period for each Other Preference-Paying Fund, any Performance Fees that the Partnership received from the applicable Preference-Paying Fund (net of the Offsettable Performance Fees that the Partnership received with respect to such Preference-Paying Fund) for such Crystallization Period, but solely to the extent such amount exceeds the Preferred Performance Allocation allocated to the Preferred Limited Partner with respect to such Crystallization Period for such Other Preference-Paying Fund as set forth in Section 5.2(a)(ii).

(c)      For the avoidance of doubt, with respect to the calculation of the aggregate Preferred Performance Allocation and the aggregate Subordinated Performance Allocation pursuant to Section 5.2(a) and Section 5.2(b), as applicable, Performance Fees, Offsettable Management Fees, Offsettable Performance Fees, PSH Preference Amount, Other Preference Amount, Cumulative Unallocated PSH Preference Amount and Cumulative Unallocated Other Preference Amount, shall, in each case, be calculated on a Fund-by-Fund basis, and the aggregate Preferred Performance Allocation and the aggregate Subordinated Performance Allocation, as applicable, shall be calculated based on the sum of the Preferred Performance Allocation and Subordinated Performance Allocation for each Preference-Paying Fund, in each case, without duplication or offsetting any amounts across each Preference-Paying Fund. For clarity, the fact that the Preferred Limited Partner’s allocations from the Partnership for applicable fees received pursuant to Section 5.2(a)(i) or Section 5.2(a)(ii), as applicable, with respect to any one Preference-Paying Fund is less than the Specific Preference Amount with respect to such Preference-Paying Fund as a result of the limit set forth in clause (y) of Section 5.2(a)(i) or Section 5.2(a)(ii), as applicable, shall not give rise to any reduction of the Subordinated Performance Allocation earned with respect to any other Preference-Paying Fund, which shall be allocated to the Subordinated Limited Partner and not used to reduce the remaining Preferred Performance Allocation of such first Preference-Paying Fund. For example, if a Cumulative Unallocated PSH Preference Amount or Cumulative Unallocated Other Preference Amount, as applicable, is carried forward for any one Preference-Paying Fund during any Crystallization Period, such carried forward amount will not be offset against, or otherwise reduce, the amount of the Subordinated Performance Allocation calculated for any other Preference-Paying Fund.

(d)       Illustrative examples of the manner in which the Preferred Performance Allocation and the Subordinated Performance Allocation are calculated are set forth in that certain joint resolution unanimously approved by the Partners on the date hereof (the “Illustrative Examples”). The Partners agree that the operation of this Section 5.2 shall be interpreted consistently with the examples set forth in the Illustrative Examples. For clarity, such examples reflect the economic allocations intended by this Agreement but do not purport to be a complete representation of the possible allocations that may arise under this Agreement.

ARTICLE VI
DISTRIBUTIONS

6.1          Preferential Distributions.

(a)        The Partnership shall distribute or pay, directly or indirectly as applicable, (i) the Preferred Performance Allocation set forth in Section 5.2(a) to the Preferred Limited Partner and (ii) the Subordinated Performance Allocation set forth in Section 5.2(b) to the Subordinated Limited Partner, in each case, within thirty (30) days after it receives Performance Fees for the applicable Crystallization Period.

(b)       Interest shall accrue on past due amounts with respect to the Subordinated Performance Allocation only at the rate of one percent (1%) per month, but in no event greater than the highest rate of interest allowed under applicable law, calculated from the date such amount was due until the date that payment is received by the Subordinated Limited Partner. Notwithstanding the foregoing, in the event that a Crystallization Period occurs for less than all of a series or class of shares of a Preference-Paying Fund (e.g., in the event of a redemption of a share), Performance Fees received in respect of such Crystallization Period shall be retained by the Partnership and included for purposes of calculating the Preferred Performance Allocation and the Subordinated Performance Allocation at the next Crystallization Period for such Preference-Paying Fund.

(c)       Payments due to the Subordinated Limited Partner under this Agreement shall be made by wire transfer of immediately available funds to one or more accounts designated in writing by the Subordinated Limited Partner from time to time.

6.2          General Profit Distributions.

(a)       Except as otherwise specifically provided in this Agreement, all distributions of Available Cash (i.e., after the payment of the Preferred Performance Allocation and the Subordinated Performance Allocation pursuant to Section 6.1) other than in liquidation shall be made at such times as the General Partner shall determine. Available Cash determined to be distributed during any Fiscal Year shall be distributed to the Preferred Limited Partner. It is intended that Available Cash be distributed regularly hereunder.

(b)        No distributions shall be made pursuant to this Section 6.2 in respect of the General Partner’s interest.

(c)        No distribution shall be made to a Partner pursuant to Section 6.2(a) if and to the extent that such distribution would (i) cause the Partnership to be insolvent or (ii) render the Partner liable for a return of such distribution under applicable law.

6.3        Distributions in Cash or in Kind. Except as may be otherwise specified herein, Distributions shall be made, in the sole discretion of the General Partner, in cash or property or partly in cash and partly in property, and a Partner shall have no right to require that distributions to such Partner consist of any specific item or items of property. Distributions due to the Subordinated Limited Partners under this Agreement shall be made, as the General Partner shall determine in its reasonable discretion, net of any taxes incurred by the Partnership attributable to the amounts described in Section 5.2(b); provided, that such netting shall take into account the reduction (if any) in taxes incurred by the Preferred Limited Partner attributable to amounts allocated or allocable under this Agreement.

6.4         Return of Payment. The Partners shall contribute to any obligation of the Partnership to return all or any portion of any Performance Fees in accordance with the Fund Documents of any Preference-Paying Fund (including as a result of any error in calculations of such Performance Fees or restatement of such Preference-Paying Fund’s financials) in the following order of priority and up to the following amounts: (i) first by the Subordinated Limited Partner, up to a maximum amount equal to the Subordinated Performance Allocation actually received by the Subordinated Limited Partner attributable to such Preference-Paying Fund with respect to any period from and after the date of this Agreement and (ii) thereafter by the Preferred Limited Partner, up to a maximum amount equal to the Preferred Performance Allocation actually received by the Preferred Limited Partner attributable to such Preference-Paying Fund with respect to any period from and after the date of this Agreement.

6.5        Tax Distributions. Notwithstanding any other provision herein to the contrary, the General Partner shall at the end of each Fiscal Year cause the Partnership to distribute, to the extent of Available Cash, an amount of cash to each Partner (a “Tax Distribution”) which in the good faith judgment of the General Partner equals the excess of (x) (i) the amount of taxable income allocable to such Partner in respect of such Fiscal Year (or other period as determined by the General Partner in its sole discretion), multiplied by (ii) the Specified Rate over (y) distributions previously made to the Partners with respect to such Fiscal Year. All Tax Distributions made to any Partner shall be treated as advances of distributions made pursuant to Section 6.1, Section 6.2, or Section 12.2 and shall be taken into account in determining the amount of future distributions made pursuant to Section 6.1, Section 6.2, or Section 12.2 with respect to such Partner.

ARTICLE VII
MANAGEMENT

7.1         Management. The General Partner will have all rights and powers to manage and administer the business and affairs of the Partnership. The powers of the General Partner include all powers, statutory and otherwise, which may be possessed by a general partner under the Delaware Act. All matters concerning accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the General Partner, whose determination shall be final and conclusive as to all of the Partners absent manifest clerical error. The General Partner of the Partnership will be PS Management GP, LLC. The General Partner shall receive no special compensation for service as the Partnership’s General Partner. Notwithstanding the foregoing and except as explicitly set forth in this Agreement, (i) if a vote, consent or approval of the Partners is required by the Delaware Act or other applicable law with respect to any act to be taken by the Partnership or matter considered by the General Partner, the Limited Partners agree that they shall be deemed to have consented to or approved such act or voted on such matter in accordance with the General Partner’s approval of such act or matter and (ii) the approval by the General Partner of any proposed action of or relating to the Partnership shall bind the Limited Partners and shall have the same legal effect as the approval of the Limited Partners of such action. No Limited Partner, in its capacity as a Limited Partner, shall have any power to act for, sign for or do any act that would bind the Partnership. The General Partner shall not be obligated to abstain from acting on any matter (or act in any particular manner) because of any interest (or conflict of interest) of such General Partner (or any Affiliate thereof) in such matter.

7.2        Limitation of General Partner’s Liability. Except as otherwise expressly provided herein, to the maximum extent permitted by applicable law, no present or former General Partner or any of its Affiliates shall be liable to the Partnership or to any Partner for any act or omission performed or omitted by the General Partner in good faith. The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or indirectly through its agents. The General Partner and its Affiliates shall be entitled to rely upon the records of the Partnership and upon information, opinions, reports or statements presented to the Partnership by any of the Partnership’s officers or employees or by any other person, including the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act or omission performed or omitted by the General Partner or its Affiliates, in good faith reliance on such records, information, opinions, reports, statements or advice shall in no event subject the General Partner or its Affiliates to liability to the Partnership or any Partner. To the maximum extent permitted by applicable law, each Partner and the Partnership hereby waives any claim or cause of action against the General Partner and its Affiliates arising from or relating to a result of a conflict of interest between any Partner or the Partnership, on the one hand, and the General Partner or its Affiliates, on the other hand, except to the extent the General Partner or its Affiliates acted in bad faith or in willful breach of any express provision of this Agreement. Each Partner acknowledges and agrees that in the event of any such conflict of interest, the General Partner and its Affiliates may, in the absence of bad faith, act in the best interest of the General Partner or its Affiliates unless such act constitutes a willful breach of any express provision of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liabilities of a Person otherwise existing at law or in equity, are agreed to replace, to the fullest extent permitted by applicable law, such other duties and liabilities of such Person. Any indemnification or exculpation standards contained in this Agreement, including in Article VIII, shall not restore or create, whether in contract or otherwise, any duties or liabilities otherwise restricted or eliminated by this Agreement. Without limiting the generality of the foregoing, an action of the General Partner or its Affiliates with respect to any transaction that presents an actual or potential conflict of interests will not constitute a breach of this Agreement or any duty stated or implied herein or by law or equity if the transaction is approved by the Limited Partners.

7.3        General Partner Expenses. The General Partner shall be reimbursed by the Partnership for all expenses, disbursements and advances incurred or made (including in respect of indemnification obligations), and other expenses necessary or appropriate for, the conduct of the General Partner as the general partner of the Partnership (“General Partner Expenses”).

7.4         Officers. The General Partner may appoint such officers and assistant officers as it deems necessary. If specifically authorized by the General Partner, any officer may appoint one or more officers or assistant officers. The same individual may simultaneously hold more than one office in the Partnership. Except as otherwise expressly provided herein or as determined by the General Partner, to the maximum extent permitted by applicable law, no present or former officers or assistant officers shall be liable to the Partnership or to any Partner for any act or omission performed or omitted by such officers or assistant officers in the performance of their duties as such in good faith.

7.5          No Circumvention; Alternative Arrangements.

(a)       PSI and the Partnership shall not, and shall cause their respective Affiliates (including any other Pershing Square Management Company) not to, directly or indirectly, take any action that is intended to or reasonably likely to have the effect of circumventing or diminishing the Subordinated Limited Partner’s entitlement to the Subordinated Performance Allocation or delaying the distribution of the Subordinated Performance Allocation pursuant to this Agreement, including without limitation by: amending any Fund Documents; changing the methodology for calculating Preference-Paying Fund performance or assets; characterizing any payments, fees or allocations from any Preference-Paying Fund in a manner that would reduce the amount of Subordinated Performance Allocations otherwise due under this Agreement; transferring, hypothecating or pledging rights to such payments, fees or allocations, or permitting any liens to be imposed thereon; or causing the Partnership to make any distributions (directly or indirectly) to the Preferred Limited Partner (i) if such distribution would render the Partnership unable to pay the Subordinated Performance Allocation as and when due or (ii) of any portion of Performance Fees received by the Partnership, if such distribution would reduce the balance of the Preferred Performance Allocation below zero dollars ($0) (in each case, notwithstanding any distribution policy that may be adopted from time to time by the Preferred Limited Partner or its Affiliates or anything to the contrary in the Organizational Documents of the Preferred Limited Partner or its Affiliates).

(b)       To the extent that any entitlement to a performance or incentive fee or any carried interest, allocation, promote or other performance-based compensation with respect to any Preference-Paying Fund cannot reasonably be established in a manner that gives rise to Performance Fees subject to this Agreement, the parties shall take all actions necessary to modify or supplement this Agreement, or enter into one or more additional agreements, so as to provide the Subordinated Limited Partner with the benefit of the Subordinated Performance Allocation (or an economic equivalent thereof) and the other rights of Subordinated Limited Partner contemplated by this Agreement with respect to such fee, allocation or compensation.

(c)       If requested by the Subordinated Limited Partner, PSI shall use commercially reasonable efforts to bifurcate the payment of Performance Fees and Management Fees in the Fund Documents of the Preference-Paying Funds so as to replicate as closely as possible the effect of this Agreement, such that the Subordinated Limited Partner shall be entitled to receive directly from the Preference-Paying Funds an amount equal to the Subordinated Performance Allocations to achieve the equivalent of the economic arrangement contemplated herein. To the extent the Fund Documents of a Preference-Paying Fund are so amended, this Agreement shall be amended if and only to the extent necessary to effectuate the foregoing.

7.6         New Preference-Paying Funds with Fee Offset Arrangements. If, at any time, there is an Other Preference-Paying Fund with a fee offset arrangement similar to the FOA, then the parties shall amend or supplement this Agreement as necessary so that such Other Preference-Paying Fund’s fee offset arrangement is reflected in this Agreement in a manner that gives effect thereto the same economic allocation contemplated by the provisions hereof relating to the FOA (and the Offsettable Management Fees and Offsettable Performance Fees relating to the FOA).

7.7       New Management Companies. In the event that PSI or any of its Subsidiaries establishes, acquires or otherwise becomes affiliated with any Pershing Square Management Company other than the Partnership, PSI agrees to cause such Pershing Square Management Company to promptly enter into an Agreement reasonably acceptable to the Subordinated Limited Partner that gives the effect of granting the economic allocations intended by the provisions hereof, as a result of which such Pershing Square Management Company shall become subject to similar obligations to pay Subordinated Performance Allocations (or an economic equivalent thereof) to the Subordinated Limited Partner to the same extent as the Partnership.

ARTICLE VIII
GENERAL RIGHTS AND OBLIGATIONS OF PARTNERS AND OFFICERS

8.1          Limitation of Liability. Except as otherwise provided by applicable laws, the debts, obligations, and liabilities of the Partnership, whether arising in contract, tort, or otherwise, shall be solely the debts, obligations, and liabilities of the Partnership, and no Partner shall be obligated personally for any such debt, obligation, or liability of the Partnership solely by reason of being a Partner of the Partnership; provided that a Partner shall be required to return to the Partnership any Distribution made to it in clear and manifest accounting or similar error. The immediately preceding sentence shall constitute a compromise to which all Partners have consented within the meaning of the Delaware Act. Notwithstanding anything contained herein to the contrary, the failure of the Partnership to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on the Partners for liabilities of the Partnership. This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Partner (including the General Partner) or its respective Affiliates or on any officer or assistant officer of the Partnership. Furthermore, to the fullest extent permitted by law, each of the Partners and the Partnership hereby waives any and all fiduciary duties that, absent such waiver, may be imposed or implied herein or by applicable law or in equity, and in doing so, acknowledges and agrees that the duties and obligations of each Partner and each officer and assistant officer to each other and to the Partnership are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Partner (including the General Partner) or its respective Affiliates or of any officer or assistant officer of the Partnership otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Person.

8.2          Indemnification.

(a)         Except as otherwise required by law or the provisions of this Agreement, the Partnership shall indemnify (solely from the assets of the Partnership) any Partner, any officer, assistant officer or director of the Partners, and any officer, assistant officer, agent and representative of the Partnership (each, an “Indemnified Person”) against all losses, liabilities, damages and expenses (including amounts paid for attorneys’ fees, judgments and settlements) (collectively, “Indemnifiable Losses”) to which such Indemnified Persons may become subject in connection with any threatened, pending or completed action, suit or proceeding that results from any action or omission performed or omitted by the General Partner and the General Partner’s Affiliates on behalf of the Partnership or solely by reason of being a Partner, officer, assistant officer, agent or representative of the Partnership, but in all cases, only to the extent that such Person did not act in bad faith or in willful breach of this Agreement. Expenses, including attorneys’ fees, reasonably incurred by such Indemnified Persons in defending any such suit or proceeding shall be paid by the Partnership in advance of the final disposition of such suit or proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Persons, as applicable, to repay such amount if it shall ultimately be determined that such Indemnified Persons are not entitled to be indemnified by the Partnership. The right to indemnification and the advancement of expenses conferred in this Section 8.2 shall not be exclusive of any other right which such Indemnified Persons may have or hereafter acquire under any statute, agreement or otherwise. Notwithstanding the foregoing, the Partnership shall have no obligation to protect, indemnify or hold harmless any Person (or advance further expenses to such Person) in connection with any action, suit or proceeding between the Partnership and such Person with respect to which the Partnership is the prevailing party. The Partnership may maintain insurance, at its expense, to protect any Indemnified Persons against any Indemnifiable Losses regardless of whether or not the Partnership would have the power to indemnify such Indemnified Persons against such Indemnifiable Losses under the provisions of this Section 8.2. Notwithstanding anything to the contrary contained herein (including this Section 8.2), any indemnification by the Partnership of such Indemnified Persons pursuant to this Section 8.2 shall be provided out of and to the extent of the Partnership’s assets only, and no Partner shall have any liability on account thereof or shall be required to make any payment or contribution, including any additional Capital Contributions, to help satisfy such indemnity by the Partnership. If this Section 8.2 or any portion hereof shall be invalidated on any ground by a court of competent jurisdiction, then the Partnership shall nevertheless indemnify and hold harmless the Indemnified Persons to the fullest extent permitted by applicable law and to the fullest extent permitted by any applicable portion of this Section 8.2 that has not been invalidated.

8.3          Lack of Authority. No Partner (in his, her, or its capacity as such) other than the General Partner has the authority or power to act for or on behalf of the Partnership in any manner, to do any act that would be (or could be construed as) binding on the Partnership or to make any expenditures on behalf of the Partnership, and the Partners hereby consent to the exercise by the General Partner of the powers conferred on it by law and this Agreement.

8.4          No Right of Partition. No Partner shall have the right to seek or obtain partition by court decree or operation of law of any Partnership property, or the right to own or use particular or individual assets of the Partnership.

8.5          Partner’s Right to Act. Except as otherwise provided by this Agreement or as required under the Delaware Act, the Partners shall not have any voting or approval rights.

8.6         Investment Opportunities and Conflicts of Interest. The Partners expressly acknowledge that, subject to the provisions of any agreement between the Partnership, on the one hand, and any Partner, on the other hand, (i) the Partners and their respective Affiliates are permitted to (x) engage in businesses similar to and/or competitive with the business of the Partnership and any Fund (including in areas in which the Partnership or any Fund may in the future engage in business) and in related businesses outside of the Partnership or any Fund (any of such businesses, an “Other Business”), and (y) have, and may presently or in the future have, investments or other business relationships with entities engaged in an Other Business, (ii) the Partners and their respective Affiliates have and may develop a strategic relationship with an Other Business, (iii) none of the Partners or their respective Affiliates will be prohibited by virtue of their investments in the Partnership or any Fund from pursuing and engaging in any such activities, (iv) none of the Partners or their respective Affiliates will be obligated to inform the Partnership or the General Partner of any such opportunity, relationship, or investment, (v) the other Partners will not acquire or be entitled to any interest or participation in any Other Business as a result of the participation therein of any of the Partners or their respective Affiliates, and (vi) the involvement of the Partners or their respective Affiliates in any Other Business will not constitute a conflict of interest by such Persons with respect to the Partnership or its Partners or any Fund. Notwithstanding the foregoing, this Section 8.6 shall not limit or otherwise modify any covenants entered into by any Partner or any Affiliate thereof pursuant to any agreement entered into with the General Partner, the Partnership or any Fund.

ARTICLE IX
BOOKS, RECORDS, ACCOUNTING AND REPORTS

9.1          Records and Accounting. The Partnership shall keep, or cause to be kept, appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide any information, lists, and copies of documents required to be provided pursuant to Section 9.3 or pursuant to applicable laws.

9.2          Fiscal Year. The Fiscal Year of the Partnership shall constitute the 12-month period ending on December 31 of each calendar year.

9.3          Reports.

(a)        The Partnership shall use reasonable best efforts to deliver or cause to be delivered to the General Partner and each Limited Partner, as soon as practicable after the end of each Fiscal Year, an annual report containing a statement of changes in the Partner’s equity for such Fiscal Year (if any).

(b)      The Partnership shall, to the extent required by the Delaware Act, deliver or cause to be delivered to the General Partner and each Limited Partner with reasonable promptness, such other information and financial data concerning the Partnership and the Fund as such Partner shall from time to time reasonably request; provided that furnishing such information shall not be financially burdensome on the Partnership, the General Partner or any Fund, or unreasonably time consuming for the employees of the Partnership or the Funds; provided, further, that, to the extent permitted by applicable law, no Partner (other than the General Partner) shall be entitled to receive any information other than information necessary to calculate and verify the amount, if any, of such Partner’s Distribution.

(c)        The Partnership shall use reasonable best efforts to deliver or cause to be delivered, as soon as practicable after the end of each Fiscal Year, to each Person who was a Partner at any time during such Fiscal Year all information necessary for the preparation of such Person’s United States federal and state income tax returns.

(d)        Within one hundred and twenty (120) days of the end of each calendar year, PSI and the Partnership shall, and shall cause their respective Affiliates to, prepare and provide the Subordinated Limited Partner with audited financial statements and reasonably detailed information statements used to support such audited financial statements setting forth the calculation of the Performance Fees and Preferred Performance Allocation for each applicable Fund with respect to the prior calendar year. PSI and the Partnership shall, and shall cause their Affiliates to, provide the Subordinated Limited Partner with such additional information and assistance as the Subordinated Limited Partner may reasonably request in connection with verifying the accuracy of the calculation of the Subordinated Performance Allocation (or any component thereof) and the amount of any Performance Fees returned to any Preference-Paying Fund. The Partnership shall keep complete and accurate books and records sufficient to verify the amounts owed to the Subordinated Limited Partner pursuant to this Agreement.

(e)       The Partnership shall use commercially reasonable efforts to deliver or cause to be delivered, as soon as practicable after the end of each Fiscal Year, to each Person who was a Partner at any time during such Fiscal Year all information necessary for the preparation of such Person’s United States federal and state income tax returns. Notwithstanding the above, the Partnership shall use commercially reasonable efforts to deliver, or cause to be delivered, final federal, state and local tax and information returns, including an information report return (K-1), to the Limited Partners within 180 days of the end of the relevant Fiscal Year; provided, that if within 120 days of the end of the relevant Fiscal Year such final returns have not been delivered, the Partnership shall use commercially reasonable efforts to deliver, within such 120 day period and based on the information reasonably available to the Partnership, drafts or estimates of such returns.

ARTICLE X
TAX MATTERS

10.1       Preparation of Tax Returns. The Partnership shall arrange for the preparation and timely filing of all returns required to be filed by the Partnership.

10.2      Tax Elections. The Taxable Year (if applicable) shall be the Fiscal Year set forth in Section 9.2, unless the General Partner shall determine otherwise in his sole discretion and in compliance with applicable laws. The General Partner shall, in his sole discretion, determine whether to make or revoke any available election pursuant to the Code. Each Partner will, upon request, supply any information necessary to give proper effect to such election.

10.3      Tax Controversies. The General Partner shall have sole discretion to designate the “partnership representative” and “designated individual” within the meaning of Section 6223 of the Code and the regulations thereunder (collectively referred to as the “partnership representative”), which may, for the avoidance of doubt, be the General Partner or an Affiliate of the General Partner. Each Partner hereby approves in advance of such designation and agrees to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be deemed necessary or appropriate to evidence such approval. The partnership representative shall be entitled to take such actions on behalf of the Partnership in any and all proceedings with the IRS and any other taxing authority as it reasonably determines to be appropriate and that is consistent with this Section 10.3 (specifically including making elections under Sections 6221, 6225, and 6226 of the Code and any decision to cause the Partnership to file a petition with any court seeking judicial review of any final partnership adjustments). The partnership representative shall be reimbursed by the Partnership for all out-of-pocket costs and expenses reasonably incurred in connection with any such proceeding, and shall be indemnified by the Partnership (solely out of Partnership assets) with respect to any action brought against such partnership representative in connection with the settlement of any such proceeding. The partnership representative may, to the extent permitted under the Code, within forty-five (45) days of a notice of final partnership adjustment, cause the Partnership to elect the “alternative procedure” under Section 6226 of the Code, and furnish the IRS and each Partner of the Partnership during the year or years to which the notice of final partnership adjustment relates a statement of the partner’s share of any adjustment set forth in the notice of final partnership adjustment. The Partners agree to cooperate in good faith and to do or refrain from doing any or all things reasonably requested by the Partnership with respect to the conduct of such proceedings, including without limitation by timely providing information reasonably requested by the partnership representative and making elections reasonably requested by the partnership representative, and the partnership representative shall make such elections as it determines in its discretion, to give effect to the preceding sentence. Notwithstanding anything contained in this Agreement to the contrary, in the event of a Partnership level assessment which results in an “imputed underpayment” as defined in Section 6225(b) of the Code (an “Imputed Underpayment”), the partnership representative shall (A) determine each Partner’s share of the adjusted items as set forth in the notice of final partnership adjustment, (B) apply for and use commercially reasonable efforts to make all modifications available under Section 6225(c) of the Code to reduce the amount of the Imputed Underpayment, and (C) use commercially reasonable efforts to determine each Partner’s share of the final Imputed Underpayment after properly allocating to each Partner any reductions from modifications attributable to such Partner’s tax attributes or status, as determined by the General Partner in its reasonable discretion. Each Partner shall be obligated to indemnify the Partnership (without any right of reimbursement or contribution) for its allocable share of any Imputed Underpayment, as finally determined under this Section 10.3. The partnership representative may request such indemnification or reimbursement in advance of the due date of any Imputed Underpayment by the Partnership. Each Partner shall take reporting positions on its respective federal, state and local tax returns that are consistent with the tax reporting positions taken by the Partnership. The partnership representative shall keep all Partners fully informed of the progress of any examinations, audits, or other proceedings. The provisions of this Section 10.3 shall survive any termination of this Agreement or any removal, withdrawal or transfer by a Partner of its partnership interest in the Partnership.

10.4       Tax Information. Each Limited Partner agrees that such Limited Partner will, upon request by the General Partner, provide any information requested by the General Partner, and that the General Partner may execute any forms or documents or obtain any information on such Limited Partner’s behalf that relate to such Limited Partner’s investment in the Partnership, in connection with any tax matter affecting the Partnership, including as reasonably necessary to effectuate any of the foregoing provisions of this Article X. A Partner’s obligations to comply with the requirements of this Section 10.4 shall survive such Partner’s ceasing to be a Partner of the Partnership and / or the termination, dissolution, liquidation and winding up of the Partnership, and, for purposes of this Section 10.4, the Partnership shall be treated as continuing in existence.

10.5       Withholding. To the extent the General Partner determines in good faith that the Partnership or any entity in which the Partnership holds an interest is required by law to withhold or to make tax payments (including under Section 6225 and any interest and penalties to taxes) on behalf of or with respect to, or as a result of, any Partner (including, for the avoidance of doubt, an “imputed underpayment” (within the meaning of Section 6225 of the Code or U.S. Treasury Regulations Section 301.6227-1) allocable to such Partner) (“Tax Advances”), the General Partner may withhold such amounts and/or make such tax payments as so required. Such Tax Advances shall be treated as having been distributed to such Partner for all purposes of this Agreement. At the option of the General Partner, Tax Advances shall either (i) be withheld from future distributions to or (ii) be repaid within thirty (30) days to the Partnership by, in each case, the Partner on whose behalf such Tax Advances were made (if not withheld from a distribution to such Partner pursuant to a law requiring such withholding); provided, that the General Partner shall not treat the Partners inconsistently in recouping Tax Advances. If at the time of liquidation of the Partnership, any such Tax Advances to a Partner that were not previously recouped exceed the proceeds of liquidation to the Partner, or if a Partner with an outstanding Tax Advance ceases to be a Partner, such Partner shall repay such excess, or such outstanding Tax Advance, as the case may be, to the Partnership. Any amount due from a Partner pursuant to this Section 10.5 shall bear interest calculated at a rate equal to 12% per annum, compounded as of the last day of each year (but not in excess of the highest rate per annum permitted by law).  Each Partner hereby agrees to indemnify and hold harmless the Partnership and the other Partners from and against any liability from such Partner’s failure to repay Tax Advances (including for the avoidance of doubt any penalty or interest incurred with respect to such withholding).  Each Partner shall provide the Partnership with such information that the Partnership reasonably requests in order to determine the amount of any taxes required to be withheld with respect to such Partner.  A Partner’s obligations under this Section 10.5 shall continue even if such Partner ceases to be a Partner (including as a result of the dissolution of the Partnership).

ARTICLE XI
TRANSFER OF INTERESTS

11.1        Transfers by Partners.

(a)        No Partner shall Transfer, or offer or agree to Transfer, all or any part of such Partner’s Interest without the prior written consent of the General Partner, which consent may be withheld in the General Partner’s sole discretion. With the General Partner’s consent, a Partner may Transfer all or any part of such Partner’s Interest, subject to compliance with this Agreement (including, without limitation, the provisions of this Article XI).

(b)       Each Transferee of Interest shall, as a condition prior to such Transfer, execute a counterpart of this Agreement pursuant to which such Transferee shall be bound by the provisions of this Agreement and such other instruments or agreements as requested by the General Partner.

11.2       Tax Restriction on Transfer. Notwithstanding anything to the contrary in this Agreement, in order to permit the Partnership to qualify for the benefit of a “safe harbor” under Code Section 7704, no Transfer of any economic interest in the Partnership shall be permitted or recognized by the Partnership or the General Partner (within the meaning of Treasury Regulation Section 1.7704-l(d)) if and to the extent that such Transfer would cause the Partnership to have more than 100 partners (within the meaning of Treasury Regulation Section 1.7704-l(h), including the look-through rule in Treasury Regulation Section 1.7704-l(h)(3)).

11.3       Transfer Fees and Expenses. A Partner shall reimburse the Partnership for all reasonable expenses (including attorneys’ fees and expenses) of any Transfer or proposed Transfer of any part of such Partner’s Interest, whether or not consummated.

11.4       Void Transfers. Any Transfer by any Partner of any part of such Partner’s Interest in contravention of this Agreement (including, without limitation, the failure of the Transferee to execute a counterpart of this Agreement in accordance with Section 11.1(b)) or which would cause the Partnership to not be treated as a partnership for U.S. federal income tax purposes with respect to its continuing Partners shall be void and ineffectual and shall not bind or be recognized by the Partnership or any other party.

11.5        Effect of Assignment.

(a)       Any Partner who Transfers all or any part of such Partner’s Interest shall cease to be a Partner of the Partnership with respect to such Interest (or portion thereof) and shall no longer have any rights or privileges of a Partner with respect to such Interest (or portion thereof).

(b)        Any Person who acquires in any manner whatsoever any part of an Interest, irrespective of whether such Person has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of the benefits of the acquisition thereof to have agreed to be subject to and bound by all of the terms and conditions of this Agreement that any predecessor in such Interest or part thereof was subject to or by which such predecessor was bound.

11.6          Substituted Partners. In connection with the Transfer of all or part of a Partner’s Interest permitted under the terms of this Agreement, the Transferee shall become a Substituted Partner on the effective date of such Transfer with respect to such Interest or portion thereof, which effective date shall not be earlier than the date of compliance with or waiver of the conditions to such Transfer (unless the condition to such Transfer to be waived is that the General Partner consent is required for the admission of such Transferee, in which case such consent must first be obtained), including executing a counterpart to this Agreement, and the General Partner shall amend the Register to reflect the admission of such Transferee as a Substituted Partner. No purported Assignee shall have any right to any profits, losses, or distributions of the Partnership.

ARTICLE XII
DISSOLUTION AND LIQUIDATION

12.1        Dissolution. The Partnership shall dissolve, and its affairs shall be wound up upon the first to occur of the following:

(a)        at any time determined by the General Partner;

(b)       any other event or circumstance giving rise to a mandatory dissolution of the Partnership under Section 17-801 of the Delaware Act, unless the Partnership’s existence is continued pursuant to the Delaware Act; or

(c)        the entry of decree of judicial dissolution under Section 17-802 of the Delaware Act.

Except as otherwise set forth in this Article XII, the Partnership is intended to have perpetual existence. The Partnership shall not be dissolved by the admission of Substituted Partners. An Event of Withdrawal shall not in and of itself cause a dissolution of the Partnership, and the Partnership shall continue in existence subject to the terms and conditions of this Agreement.

12.2       Liquidation and Termination. On dissolution of the Partnership, the General Partner shall act as liquidator or may appoint one or more representatives or Partners as liquidator. The liquidators shall proceed diligently to wind up the affairs of the Partnership, sell all or any portion of the Partnership assets for cash or cash equivalents as they deem appropriate, and make final distributions as provided herein and in the Delaware Act. The costs of liquidation shall be borne as a Partnership expense. Until final distribution, the liquidators shall continue to operate the Partnership properties with all of the power and authority of the General Partner in accordance with this Agreement. The steps to be accomplished by the liquidators are as follows:

(a)        first, the liquidators shall pay, satisfy, or discharge from Partnership funds all of the debts, liabilities, and obligations of the Partnership (including all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidators may reasonably determine);

(b)      second, as promptly as practicable after dissolution, the liquidators shall (i) determine the fair market value (the “Liquidation FMV”) of the Partnership’s remaining assets (the “Liquidation Assets”) in its good faith judgment, and after a final determination of fair market value, (ii) determine the amounts to be distributed to each Partner pursuant to Section 6.1 and Section 6.2, and (iii) deliver to each Partner a statement (the “Liquidation Statement”) setting forth the Liquidation FMV and the amounts and recipients of such Distributions; and

(c)        third, as soon as the Liquidation FMV and the proper amounts of Distributions have been determined in accordance with paragraph (b) above and Article VIII, the liquidators shall promptly distribute the Partnership’s Liquidation Assets to the Partners pursuant to Section 6.1 and Section 6.2. Any non-cash Liquidation Assets will first be written up or down to their Liquidation FMV, thus creating profit or loss (if any), which shall be allocated in accordance with Section 5.1. In making such distributions, the liquidators shall allocate each type of Liquidation Assets (i.e., cash, cash equivalents, securities, etc.) among the Partners ratably based upon the aggregate amounts to be distributed with respect to such Partner. Any such distributions in kind shall be subject to (x) such conditions relating to the disposition and management of such assets as the liquidators deem reasonable and equitable and (y) the terms and conditions of any agreement governing such assets (or the operation thereof or the holders thereof) at such time.

The distribution of cash and/or property to a Partner in accordance with the provisions of this Section 12.2 constitutes a complete return to the Partner of its Capital Contributions and a complete distribution to the Partner of its interest in the Partnership and all the Partnership’s property and constitutes a compromise to which all Partners have consented within the meaning of the Delaware Act. To the extent that a Partner returns funds to the Partnership, such Partner has no claim against any other Partner for those funds.

12.3       Cancellation of Certificate. On completion of the distribution of Partnership assets as provided herein, the Partnership shall be terminated (and the Partnership shall not be terminated prior to such time), and the General Partner (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled, and take such other actions as may be necessary to terminate the Partnership. The Partnership shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 12.3.

12.4       Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 12.2 in order to minimize any losses otherwise attendant upon such winding up.

12.5       Return of Capital. The liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Partners (it being understood that any such return shall be made solely from Partnership assets).

ARTICLE XIII
VALUATION

13.1       Determination. The fair market value of the assets of the Partnership or of an Interest will be determined by the General Partner (or, if pursuant to Section 12.2, the liquidators) in its good faith judgment in such manner as it deems reasonable and using all factors, information, and data deemed to be pertinent.

ARTICLE XIV
GENERAL PROVISIONS

14.1        Power of Attorney.

(a)        Each Partner hereby constitutes and appoints the General Partner and each liquidator with full power of substitution, as his, her, or its true and lawful agent and attorney-in- fact, with full power and authority in his, her, or its name, place, and stead, to execute, swear to, acknowledge, deliver, file, and record in the appropriate public offices (A) this Agreement, all certificates, and other instruments and all amendments thereof in accordance with the terms hereof which the General Partner deems appropriate or necessary to form, qualify, or continue the qualification of, the Partnership as a limited partnership in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all instruments which the General Partner deems appropriate or necessary to reflect any amendment, change, modification, or restatement of this Agreement in accordance with its terms; (C) all conveyances and other instruments or documents which the General Partner deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including a certificate of cancellation; and (D) all instruments relating to the admission, withdrawal, or substitution of any Partner pursuant to the terms of this Agreement.

(b)     The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency, or termination of any Partner and the transfer of all or any portion of his, her or its Interest and shall extend to such Partner’s heirs, successors, assigns, and personal representatives.

14.2        Amendments. This Agreement may be amended from time to time by the General Partner; provided that no amendment or modification pursuant to this Section 14.2 that would adversely affect the rights of a Limited Partner shall be made without the consent of such Limited Partner.

14.3        Title to Partnership Assets. Partnership assets shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Legal title to any or all Partnership assets may be held in the name of the Partnership, the General Partner, or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in its name or the name of any nominee shall be held in trust by the General Partner or such nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement. All Partnership assets shall be recorded as the property of the Partnership on its books and records, irrespective of the name in which legal title to such Partnership assets is held.

14.4       Confidentiality. This Agreement, the business and affairs of the Partnership and the Funds, the books and records of the foregoing, and any information relating to the foregoing are confidential and private. Each Partner agrees to maintain the confidentiality and privacy of, and not to disclose, any such information, except as required by applicable law or except as may be approved by the General Partner in its sole discretion.

14.5       Arbitration. The parties to this Agreement agree that in the event of any dispute between the parties arising out of or relating to this Agreement or its breach, such dispute shall be settled by arbitration to be conducted in New York, New York in accordance with the Commercial Arbitration Rules (except as modified below) of the American Arbitration Association and with the Expedited Procedures thereof (collectively, the “Rules”). Each of the parties hereto agrees that such arbitration shall be conducted by a single arbitrator selected in accordance with the Rules; provided that such arbitrator shall be a retired judge who is experienced in deciding cases concerning the matter which is the subject of the dispute. Each of the parties agrees that in any such arbitration the award shall be made in writing no more than 30 days following the end of the proceeding. Any award rendered by the arbitrator shall be final and binding and judgment may be entered on it in any court of competent jurisdiction. The prevailing party (as determined by the arbitrator) shall in addition be awarded by the arbitrator such party’s own attorney’s fees and expenses in connection with such proceeding. The non-prevailing party (as determined by the arbitrator) shall pay the fees and expenses of the arbitration.

14.6       Successors and Assigns. All covenants and agreements contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives, and permitted assigns, whether so expressed or not.

14.7       Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

14.8      Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. References in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be. References to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document, or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. Wherever required by the context, references to a Fiscal Year shall refer to a portion thereof. The word “or” is not exclusive and has the meaning commonly ascribed to the phrase “and/or” (whether or not specified), and the words “will” and “will not” are expressions of command and not merely expressions of future intent or expectation. Whenever in this Agreement a Person is permitted or required to make a decision (i) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, the Person shall be entitled to consider or disregard any interests and factors as it desires, including its own interests, or (ii) in “good faith”, without “bad faith” or under another express standard, the Person shall act under such express standard and shall not be subject to any other or different standards imposed or implied by this Agreement or any other agreement contemplated herein or by relevant provisions of law or in equity or otherwise; provided that, for the avoidance of doubt, the foregoing does not eliminate or modify the implied contractual covenant of good faith and fair dealing under the Delaware Act. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements contemplated by this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

14.9       Addresses and Notices. All notices, demands, or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (a) delivered personally or by email to the recipient, (b) telecopied to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m. New York, New York on a business day, and otherwise on the next business day, or (c) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands, and other communications shall be sent to the address for such recipient set forth in the Partnership’s books and records, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Any notice to the General Partner or the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.4.

14.10      Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Partnership or any of its affiliates, and no creditor who makes a loan to the Partnership or any of its affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Partnership in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in profits, losses, Distributions, capital or property of the Partnership other than as a secured creditor.

14.11     Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement, or condition.

14.12     Further Action. The parties shall execute and deliver all documents, provide all information, and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

14.13     Offset. Whenever the Partnership is to pay any sum to any Partner or any Affiliate or related person thereof, any amounts that such Partner or such Affiliate or related person owes to the Partnership may be deducted from that sum before payment.

14.14     Entire Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements, or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

14.15     Method of Delivery. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of email, a facsimile machine or in a .pdf or .tiff or similar format, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of email or a facsimile machine to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through such means, as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

14.16      Survival. Sections 8.1 (Limitation of Liability), 14.5 (Arbitration), 14.6 (Successors and Assigns), 14.10 (Creditors), 14.17 (Applicable Law) and this Section 14.16 (Survival) shall survive and continue in full force in accordance with their terms notwithstanding any termination of this Agreement or the dissolution of the Partnership.

14.17     Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

14.18     Counterparts. This Agreement may be executed simultaneously in two or more separate counterparts, any one of which need not contain the signatures of more than one party, but each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

*          *          *          *          *

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Fourth Amended and Restated Agreement of Limited Partnership as of the date first written above.

GENERAL PARTNER:

PS Management GP, LLC

Name:	William A. Ackman
Title:	Authorized Signatory

PREFERRED LIMITED PARTNER:

Pershing Square Inc.

By:
Name:	William A. Ackman
Title:	Chief Executive Officer

SUBORDINATED LIMITED PARTNER:

PS CompCo, LLC

By: PS Holdco GP Managing Member, LLC, its sole managing member

By:
Name:	William A. Ackman
Title:	Authorized Signatory